News Release	Contact:
For Immediate Release	James J. Hyland, VP Investor Relations (636) 534-2369 Email: investor.relations@tlcvision.com

TLC Vision Corporation Sets Annual Meeting Date
Responds to Joffe Letter

ST. LOUIS, MO, March 10, 2008: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), TLC Vision Corporation today announced that its annual meeting of shareholders will be held on June 10, 2008 and the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting will be April 29, 2008*.

The company also announced that its board of directors has responded to the letter sent by Dr. Stephen Joffe on March 6, 2008 seeking the addition of a director to TLCV’s board of directors and the nomination of two additional directors to TLC’s board of directors at its 2008 annual meeting. The response is provided below:

March 10, 2008

Dr. Stephen N. Joffe

8750 Red Fox Lane

Cincinnati, Ohio

45243 USA

Dear Dr. Joffe:

Thank you for your letter dated March 6, 2008 and your continued interest in TLC Vision Corporation (“TLCV”).

In keeping with TLCV’s normal practice, its Corporate Governance and Nominating Committee will be considering all nominations for director and will be reviewing the appropriate number of directors to be elected at the upcoming annual meeting. The nominees that you have proposed will be considered at that time and, in accordance with applicable law, will be included in TLCV’s management proxy circular for the 2008 annual meeting. The board of directors’ recommendation to shareholders with respect to the election of directors, and the board’s reasons for that recommendation, will be included in TLCV’s management proxy circular to be mailed to shareholders in May.

Regarding the matter of the current vacancy recently created on the board, the Corporate Governance and Nominating Committee continuously evaluates candidates in accordance with the company’s bylaws and standing process, seeking expertise and experience that advances TLCV’s strategic direction.

We thank you for your continued interest as a TLCV shareholder.

Sincerely,

Warren S. Rustand
Chairman
TLC Vision Corporation
cc. Board of Directors of TLC Vision Corporation

*All shareholders of TLC Vision Corporation (TLCV) are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by management of the issuer from the shareholders of TLCV for use at the 2008 annual meeting of shareholders of TLCV when they become available because they will contain important information. The definitive proxy statement and form of proxy will be mailed to shareholders of TLCV corporation and will, along with other relevant documents, be available at no charge on the SEC’s web site at http://www.sec.gov.

In addition, TLCV will provide copies of the definitive proxy statement without charge upon request. Requests for copies should be directed to investor.relations@tlcvision.com. TLCV and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of TLCV in connection with the nomination described herein. Information regarding the special interests of these directors and executive officers in the nomination described herein will be included in the proxy statement filed by TLCV in connection with the nomination.

About TLCVision
TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers’ management, technology access service models, extensive optometric relationships, aggressive consumer advertising and managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract and Eye Care markets. Information about vision correction surgery can be found on the TLC Laser Eye Centers website at www.lasik.com. More information about TLCVision can be found on the website at www.tlcv.com.